Exhibit 12.5

Report of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Cable Inc.

The audits referred to in our report dated March 7, 2005 included the related financial statement schedule as of December 31, 2004 and for each of the years in the three-year period ended December 31, 2004, included in the annual report filed on Form 20-F. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
March 7, 2005

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